                                                                  EXHIBIT 22.10



                              LINCARE HOLDINGS INC.
                      ACTIVE SUBSIDIARIES AND PARTNERSHIPS



DELAWARE CORPORATIONS:

1)       Lincare Holdings Inc.
2)       Lincare Inc.
3)       Lincare Procurement Inc.
4)       Lincare Travel Inc.
5)       Lincare Licensing Inc.
6)       Lincare Pharmacy Services Inc.
7)       Med 4 Home Inc.
8)       Alpha Respiratory Inc.

INDIANA CORPORATION:

1) ConvaCare Services Inc.

NEW YORK CORPORATION:

1) Lincare of New York Inc.

NEVADA LIMITED PARTNERSHIP:

1) Lincare Asset Management

SOUTH CAROLINA LIMITED PARTNERSHIP:

1) Lincare of Columbia